Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, July 14, 2015

COMMERCE BANCSHARES, INC. ANNOUNCES RECORD
SECOND QUARTER EARNINGS PER COMMON SHARE OF $.75

Commerce Bancshares, Inc. announced record earnings of $.75 per common share for the three months ended June 30, 2015 compared to $.61 per share in the prior quarter and $.66 per share in the second quarter of 2014. Net income attributable to Commerce Bancshares, Inc. for the second quarter amounted to $74.4 million, compared to $61.1 million in the prior quarter and $66.5 million in the same quarter last year. For the quarter, the return on average assets was 1.26%, the return on average common equity was 12.9% and the efficiency ratio was 59.4%.

For the six months ended June 30, 2015, earnings per common share totaled $1.36 compared to $1.30 for the first six months of 2014. Net income attributable to Commerce Bancshares, Inc. amounted to $135.4 million for the six months ended June 30, 2015 compared to $130.8 million for the same period in 2014. For the first six months of 2015, the return on average assets was 1.15%, and the return on average common equity was 11.8%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “This quarter we are pleased to report continued solid loan growth coupled with growth in top line revenues. Compared to the previous quarter, average loans grew by $210.3 million, or 7% annualized, as a result of increased business, construction, personal real estate and automobile lending. Net interest income grew this quarter by $17.5 million compared to the prior quarter, mostly due to increased earnings on our inflation-protected securities and higher loan interest. Non-interest income increased 4.9% over the the second quarter of 2014 due to solid growth in fees from trust, bank card, brokerage, interest rate swap and mortgage banking activities. Non-interest expense increased 1.0% over the previous quarter and was up 1.7% compared with the second quarter of 2014.”

Mr. Kemper continued, “Credit results remain strong as net loan charge-offs for the current quarter totaled $8.8 million, compared to $7.4 million in the previous quarter and $7.6 million in the same quarter last year. The increase in net loan charge-offs this quarter compared to the previous quarter was mainly due to a $1.0 million charge-down of a business real estate loan. During the current quarter, the provision for loan losses totaled $6.8 million, or $2.0 million less than net loan charge-offs. Total non-performing assets decreased $10.0 million from the previous quarter to $30.8 million this quarter. The allowance for loan losses amounted to $151.5 million at June 30, 2015, or 1.27% of period- end loans, and was 5.7 times non-performing loans.”

(more)

Total assets at June 30, 2015 were $23.7 billion, total loans were $11.9 billion, and total deposits were $19.3 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2014, and also paid a 6% cash dividend on its preferred stock, issued in 2014. Also, in May 2015, the Company entered into a new $100 million accelerated stock repurchase agreement, as more fully described in the accompanying “Management Discussion of Second Quarter Results”.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/2015	6/30/2015	6/30/2014
Non-Accrual Loans	$35,818	$26,645	$43,260
Foreclosed Real Estate	$4,967	$4,185	$8,445
Total Non-Performing Assets	$40,785	$30,830	$51,705
Non-Performing Assets to Loans	.35%	.26%	.45%
Non-Performing Assets to Total Assets	.17%	.13%	.22%
Loans 90 Days & Over Past Due — Still Accruing	$12,181	$14,218	$11,629

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31, 2015	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$146,138	$163,657	$160,493	$309,795	$313,559
Taxable equivalent net interest income	153,348	171,037	167,889	324,385	327,650
Non-interest income	106,426	114,092	108,763	220,518	211,390
Investment securities gains (losses), net	6,035	2,143	(2,558)	8,178	7,479
Provision for loan losses	4,420	6,757	7,555	11,177	17,215
Non-interest expense	163,697	165,320	162,553	329,017	324,515
Net income attributable to Commerce Bancshares, Inc.	61,055	74,353	66,531	135,408	130,844
Net income available to common shareholders	58,805	72,103	66,531	130,908	130,844
Earnings per common share:
Net income — basic	$.61	$.75	$.67	$1.36	$1.31
Net income — diluted	$.61	$.75	$.66	$1.36	$1.30
Cash dividends	$.225	$.225	$.214	$.450	$.429
Cash dividends on common stock	21,752	21,353	21,331	43,105	42,921
Cash dividends on preferred stock	2,250	2,250	—	4,500	—
Diluted wtd. average shares o/s	95,588	94,702	98,609	95,143	99,278
RATIOS
Average loans to deposits (1)	59.71%	60.75%	59.71%	60.24%	59.53%
Return on total average assets	1.05%	1.26%	1.18%	1.15%	1.17%
Return on average common equity (2)	10.69%	12.91%	11.79%	11.81%	11.67%
Non-interest income to revenue (3)	42.14%	41.08%	40.39%	41.58%	40.27%
Efficiency ratio (4)	64.63%	59.36%	60.16%	61.87%	61.61%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	7,420	8,757	7,555	16,177	17,215
Business	159	(239)	381	(80)	275
Real estate — construction and land	(946)	(309)	(978)	(1,255)	(923)
Real estate — business	(249)	764	36	515	462
Consumer credit card	6,352	6,424	6,291	12,776	12,738
Consumer	1,743	1,849	1,689	3,592	4,194
Revolving home equity	40	103	(351)	143	(238)
Real estate — personal	99	(47)	176	52	182
Overdraft	222	212	311	434	525
AT PERIOD END
Book value per common share	$23.42	$23.26	$22.01
Market value per common share	$42.32	$46.77	$44.29
Allowance for loan losses as a percentage of loans	1.31%	1.27%	1.41%
Tier I leverage ratio (5)	9.31%	9.08%	9.12%
Tangible common equity to assets ratio (6)	8.83%	8.58%	8.61%
Common shares outstanding	96,541,799	93,332,921	96,189,831
Number of bank/ATM locations	353	349	354
Full-time equivalent employees	4,769	4,768	4,733
OTHER QTD INFORMATION
High market value per common share	$43.95	$48.00	$45.19
Low market value per common share	$39.53	$41.53	$40.09

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	The 2015 Tier I leverage ratios were prepared under Basel III capital requirements, which were effective January 1, 2015. Prior year ratios were prepared under Basel I requirements.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2015	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income	$152,982	$170,577	$167,567	$323,559	$327,565
Interest expense	6,844	6,920	7,074	13,764	14,006
Net interest income	146,138	163,657	160,493	309,795	313,559
Provision for loan losses	4,420	6,757	7,555	11,177	17,215
Net interest income after provision for loan losses	141,718	156,900	152,938	298,618	296,344
NON-INTEREST INCOME
Bank card transaction fees	42,299	45,672	44,444	87,971	86,161
Trust fees	29,586	30,531	27,765	60,117	54,338
Deposit account charges and other fees	18,499	19,637	19,709	38,136	38,299
Capital market fees	3,002	2,738	3,246	5,740	7,116
Consumer brokerage services	3,188	3,364	2,972	6,552	5,719
Loan fees and sales	2,089	2,183	1,211	4,272	2,420
Other	7,763	9,967	9,416	17,730	17,337
Total non-interest income	106,426	114,092	108,763	220,518	211,390
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(227)	(88)	(785)	(315)	(848)
Portion recognized in other comprehensive income	210	(378)	154	(168)	(129)
Net impairment losses recognized in earnings	(17)	(466)	(631)	(483)	(977)
Realized gains (losses) on sales and fair value adjustments	6,052	2,609	(1,927)	8,661	8,456
Investment securities gains (losses), net	6,035	2,143	(2,558)	8,178	7,479
NON-INTEREST EXPENSE
Salaries and employee benefits	98,074	99,655	94,849	197,729	189,112
Net occupancy	11,561	10,999	11,151	22,560	22,767
Equipment	4,703	4,679	4,525	9,382	9,029
Supplies and communication	5,581	5,226	5,486	10,807	11,185
Data processing and software	19,506	21,045	19,578	40,551	38,665
Marketing	3,918	4,307	3,949	8,225	7,630
Deposit insurance	3,001	3,019	2,892	6,020	5,786
Other	17,353	16,390	20,123	33,743	40,341
Total non-interest expense	163,697	165,320	162,553	329,017	324,515
Income before income taxes	90,482	107,815	96,590	198,297	190,698
Less income taxes	28,468	32,492	30,690	60,960	60,677
Net income	62,014	75,323	65,900	137,337	130,021
Less non-controlling interest expense (income)	959	970	(631)	1,929	(823)
Net income attributable to Commerce Bancshares, Inc.	61,055	74,353	66,531	135,408	130,844
Less preferred stock dividends	2,250	2,250	—	4,500	—
Net income available to common shareholders	$58,805	$72,103	$66,531	$130,908	$130,844
Net income per common share — basic	$.61	$.75	$.67	$1.36	$1.31
Net income per common share — diluted	$.61	$.75	$.66	$1.36	$1.30

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	March 31, 2015	June 30, 2015	June 30, 2014
ASSETS
Loans	$11,721,960	$11,928,481	$11,460,039
Allowance for loan losses	(153,532)	(151,532)	(161,532)
Net loans	11,568,428	11,776,949	11,298,507
Loans held for sale	2,770	7,852	—
Investment securities:
Available for sale	9,917,242	9,221,821	9,282,640
Trading	15,501	18,971	15,684
Non-marketable	110,560	108,346	93,748
Total investment securities	10,043,303	9,349,138	9,392,072
Federal funds sold and short-term securities purchased under agreements to resell	12,450	26,875	29,490
Long-term securities purchased under agreements to resell	1,050,000	1,050,000	950,000
Interest earning deposits with banks	123,712	264,683	18,877
Cash and due from banks	416,109	409,791	516,509
Land, buildings and equipment — net	356,309	353,366	346,363
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,143	6,978	8,249
Other assets	330,338	321,382	306,191
Total assets	$24,049,483	$23,705,935	$23,005,179
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,785,221	$6,886,509	$6,413,161
Savings, interest checking and money market	10,656,139	10,369,031	10,085,460
Time open and C.D.’s of less than $100,000	853,842	833,161	942,233
Time open and C.D.’s of $100,000 and over	1,281,297	1,200,008	1,498,982
Total deposits	19,576,499	19,288,709	18,939,836
Federal funds purchased and securities sold under agreements to repurchase	1,610,463	1,666,043	1,154,323
Other borrowings	103,854	103,843	105,096
Other liabilities	353,260	331,980	543,771
Total liabilities	21,644,076	21,390,575	20,743,026
Stockholders’ equity:
Preferred stock	144,784	144,784	144,816
Common stock	484,155	484,155	481,224
Capital surplus	1,223,125	1,261,307	1,214,836
Retained earnings	463,701	514,451	537,759
Treasury stock	(6,868)	(143,565)	(203,174)
Accumulated other comprehensive income	91,717	48,789	84,314
Total stockholders’ equity	2,400,614	2,309,921	2,259,775
Non-controlling interest	4,793	5,439	2,378
Total equity	2,405,407	2,315,360	2,262,153
Total liabilities and equity	$24,049,483	$23,705,935	$23,005,179

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2015			June 30, 2015		June 30, 2014
	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$4,031,904	2.82%		$4,135,362	2.79%	$3,941,572	2.85%
Real estate — construction and land	414,908	3.81		432,008	3.65	431,819	3.76
Real estate — business	2,281,777	3.73		2,287,885	3.83	2,292,919	3.86
Real estate — personal	1,877,580	3.83		1,891,109	3.77	1,790,678	3.80
Consumer	1,731,146	4.05		1,815,699	3.92	1,602,136	4.24
Revolving home equity	430,525	3.63		429,644	3.60	419,581	3.93
Consumer credit card	748,831	11.62		734,289	11.74	746,485	11.42
Overdrafts	5,612	—		4,510	—	4,669	—
Total loans (B)	11,522,283	3.99		11,730,506	3.95	11,229,859	4.05
Loans held for sale	1,851	4.65		3,969	3.94	—	—
Investment securities:
U.S. government and federal agency obligations	455,633	(5.32)	(C)	424,823	6.09	493,880	6.55
Government-sponsored enterprise obligations	1,057,666	1.90		988,120	1.82	789,575	1.66
State and municipal obligations (A)	1,759,511	3.55		1,799,355	3.49	1,665,275	3.41
Mortgage-backed securities	2,938,575	2.62		3,161,050	2.61	3,080,464	2.69
Asset-backed securities	3,140,086.88			2,839,483	1.03	2,860,083.89
Other marketable securities (A)	160,634	2.50		249,075	2.61	149,736	2.42
Total available for sale securities (B)	9,512,105	1.76		9,461,906	2.38	9,039,013	2.37
Trading securities (A)	16,719	2.74		19,758	2.86	18,920	2.14
Non-marketable securities (A)	107,511	8.94		109,522	8.90	110,338	18.12
Total investment securities	9,636,335	1.84		9,591,186	2.45	9,168,271	2.56
Federal funds sold and short-term securities purchased under agreements to resell	12,092.30			12,812.47		23,947.40
Long-term securities purchased under agreements to resell	1,049,998	1.18		1,049,999	1.40	968,680	1.22
Interest earning deposits with banks	288,589.25			198,407.25		140,917.25
Total interest earning assets	22,511,148	2.89		22,586,879	3.16	21,531,674	3.26
Non-interest earning assets (B)	1,141,253			1,152,646		1,064,336
Total assets	$23,652,401			$23,739,525		$22,596,010
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$701,987.12			$738,769.11		$685,134.12
Interest checking and money market	9,828,203.13			9,759,608.13		9,488,405.13
Time open & C.D.’s of less than $100,000	868,179.41			844,675.39		953,789.45
Time open & C.D.’s of $100,000 and over	1,280,110.45			1,227,322.49		1,450,069.42
Total interest bearing deposits	12,678,479.18			12,570,374.18		12,577,397.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,558,118.10			1,674,682.10		1,169,322.09
Other borrowings	103,999	—		103,846	3.44	105,101	3.34
Total borrowings	1,662,117.30			1,778,528.30		1,274,423.36
Total interest bearing liabilities	14,340,596.19%			14,348,902.19%		13,851,820.20%
Non-interest bearing deposits	6,621,110			6,744,536		6,231,003
Other liabilities	314,163			260,945		230,497
Equity	2,376,532			2,385,142		2,282,690
Total liabilities and equity	$23,652,401			$23,739,525		$22,596,010
Net interest income (T/E)	$153,348			$171,037		$167,889
Net yield on interest earning assets		2.76%			3.04%		3.13%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes losses of $7.0 million in inflation interest on U.S. Treasury inflation-protected securities in the first quarter of 2015.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2015

For the quarter ended June 30, 2015, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $74.4 million, compared to $61.1 million in the previous quarter and $66.5 million in the same quarter last year. The increase in net income over the previous quarter resulted mainly from an increase in net interest income and non-interest income of $17.5 million and $7.7 million, respectively. Non-interest expense grew by 1.0% over the previous quarter to $165.3 million, while the provision for loan losses increased $2.3 million this quarter compared to the previous quarter. Securities gains totaled $2.1 million this quarter compared to $6.0 million in the previous quarter. The increase in net interest income over the previous quarter resulted mainly from an increase in inflation income of $12.1 million on the Company’s inflation-protected securities. For the current quarter, the return on total average assets was 1.26%, the return on average common equity was 12.9%, and the efficiency ratio was 59.4%.

Balance Sheet Review
During the 2nd quarter of 2015, average loans increased $210.3 million, or 7.3% annualized, compared to the previous quarter and increased $504.6 million, or 4.5%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in business (up $103.5 million), construction (up $17.1 million), and auto and other consumer loans (up $89.1 million). Average personal real estate loans grew $13.5 million this quarter; however, the Company also sold certain fixed rate loans of $27.9 million during the quarter, as part of a new initiative in 2015. Demand for auto and other consumer-related loans was strong this quarter as these average loan balances have grown 23% over the last twelve months and now total over $1.3 billion. The average balance of marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $14.1 million and now totals $172.0 million.

Total available for sale investment securities declined by $695.4 million during the 2nd quarter of 2015 to $9.2 billion as of June 30, 2015. The decrease in securities during the quarter was mainly used to fund loan growth. Purchases of new securities totaled $583.1 million in the 2nd quarter of 2015 and were offset by sales, maturities and pay downs of $1.2 billion. At June 30, 2015, the duration of the investment portfolio was 2.86 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next twelve months.

Total average deposits were relatively stable this quarter, increasing .1%, or $15.3 million, compared to the previous quarter. The increase in average deposits resulted mainly from growth in demand, savings and interest checking deposits of $123.4 million, $36.8 million and $38.8 million, respectively, offset by declines in money market (decrease of $107.4 million) and certificates of deposit accounts (decrease of $76.3 million). Compared to the previous quarter, total average consumer and commercial deposits increased $104.1 million and $65.6 million, respectively, while private banking deposits declined on average by $147.6 million. The average loans to deposits ratio in the current quarter was 60.8%, compared to 59.7% in the previous quarter.

During the current quarter, the Company’s average borrowings totaled $1.8 billion, an increase of $116.4 million over the previous quarter, due to higher federal funds purchased and repurchase agreements.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2015 amounted to $171.0 million compared with $153.3 million in the previous quarter, or an increase of $17.7 million. Net interest income (tax equivalent) for the current quarter also increased by $3.1 million compared to the 2nd quarter of last year. During the 2nd quarter of 2015, the net yield on earning assets (tax equivalent) was 3.04%, compared with 2.76% in the previous quarter and 3.13% in the same period last year.

The increase in net interest income (tax equivalent) in the 2nd quarter of 2015 compared to the previous quarter was due mainly to an increase in inflation income of $12.1 million on inflation-protected securities as a result of an increase in the Consumer Price Index published this quarter. Interest related to inflation income totaled $5.1 million this quarter compared to $6.4 million in the same period last year and a loss of $7.0 million in the prior quarter. Excluding the effects of inflation income, the net yield on earning assets would have been 2.95% in the current quarter, 2.89% in the prior quarter and 3.01% in the same period last year. During the quarter, adjustments to premium amortization expense on certain mortgage-backed and asset-backed securities, due to slower prepayment speed assumptions, increased interest income by $1.2 million.

Compared to the previous quarter, interest income (tax-equivalent) on loans increased $2.2 million, mainly due to higher loan balances of business, construction, personal real estate and consumer- related loans. The current quarter also included a one-time interest receipt of $678 thousand on a non-accrual loan. However, these increases in interest income were offset by lower yields, mainly on consumer and construction loans. Overall, the average yield on the loan portfolio decreased 4 basis points this quarter to 3.95%. Total interest income (tax-equivalent) on investment securities increased $15.0 million and resulted mainly from higher inflation income on inflation-protected securities, as noted above. Excluding the effects of inflation income, the average rate earned on the investment securities portfolio would have been 2.24% in the current quarter, compared to 2.13% in the previous quarter.

Interest expense on deposits increased slightly this quarter compared with the previous quarter as deposit rates remained mostly constant, amounting to .18% in both the current and prior quarters. Other borrowing costs increased slightly due to higher average balances.

Non-Interest Income
In the 2nd quarter of 2015, total non-interest income amounted to $114.1 million, an increase of $5.3 million, or 4.9%, compared to the same period last year. Also, current quarter non-interest income increased $7.7 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust fees, which increased 10.0%, as well as higher fees earned on interest rate swap, bank card, mortgage banking, and brokerage transactions.

Total bank card fees in the current quarter increased $1.2 million, or 2.8%, over the same period last year. This growth was mainly the result of higher corporate card and merchant fees, which grew 2.8% and 7.4%, respectively. Bank card fees this quarter were comprised of fees for corporate card ($23.1 million), debit card

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2015

($9.7 million), merchant ($6.8 million) and credit card ($6.1 million) transactions. Trust fees for the current quarter increased $2.8 million, or 10.0%, compared to the same period last year, resulting mainly from solid growth in both private client and institutional trust fees. Fees from sales of interest rate swaps totaled $1.7 million this quarter, an increase of $1.2 million compared to the same period last year, as customer demand for this product continued to be strong this quarter. Mortgage banking revenue increased $1.1 million this quarter, mainly from sales of newly-originated residential mortgages, as the Company began a new program of selling longer-term fixed rate mortgages in 2015. Year to date fees from this initiative totaled $2.2 million compared to $145 thousand in 2014. Brokerage fees also grew this quarter by 13.2% over the same period last year.

In the current quarter, deposit account fees declined slightly compared to the same period last year as a result of lower overdraft and deposit service charges, which were offset by higher corporate cash management fees, which grew 3.2%, totaling $8.8 million this quarter. During the current quarter, capital market fees declined $508 thousand on lower sales volumes. In the previous quarter, other non-interest income included the write-down of $1.6 million on two bank properties, which are being marketed for sale or re-developed. Non-interest income comprised 41.1% of the Company’s total revenues this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $2.1 million this quarter, compared with net gains of $6.0 million last quarter and a net loss of $2.6 million in the 2nd quarter of last year. This quarter, net securities gains on the Company’s private equity portfolio totaled $2.3 million, while gains on sales of other investment securities totaled $287 thousand. Credit-related impairment losses on certain non-agency guaranteed mortgage-backed securities totaled $466 thousand this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $165.3 million, an increase of $2.8 million, or 1.7%, over the same period last year, and was higher than the previous quarter’s total by $1.6 million, or 1.0%. The increase over the same period in the previous year was mainly due to higher salaries and benefits expense of $4.8 million and higher data processing costs, but offset by lower costs for legal, credit card rewards, foreclosed property, supplies and communications, occupancy and contribution expense.

Compared to the 2nd quarter of last year, salaries expense grew $5.4 million, or 6.8%, mainly due to higher full-time salaries, incentives and stock-based compensation. Benefit costs declined $594 thousand, or 4.0%, mostly due to lower medical costs but offset by higher pension and 401(k) plan expense. Growth in salaries expense resulted partly from staffing additions in commercial banking, commercial card, information technology and other supporting units. Full-time equivalent employees totaled 4,768 and 4,733 at June 30, 2015 and 2014, respectively.

Compared to the 2nd quarter of last year, occupancy, supplies and communication, legal and credit card rewards costs declined by a combined $1.9 million. However, data processing and software costs increased by $1.5 million mainly due to higher software license costs and bank card processing fees. During the current quarter, the Company contributed $100 thousand to a charitable foundation, while in the same quarter last year, the Company donated appreciated securities for a total expense of $1.7 million, thus causing the reduced expense by $1.6 million in the current quarter. Operating and fraud losses increased by $2.6 million this quarter compared to the same period last year, partly due to operating loss recoveries in the prior year of $1.0 million coupled with an increase in debit and credit card operating and fraud losses of $1.3 million in the current quarter. The Company also recorded a recovery of $2.8 million in the current quarter related to a letter of credit exposure which had been drawn upon and subsequently paid off.

Income Taxes
The effective tax rate for the Company was 30.4% in the current quarter compared to 31.8% in the previous quarter and 31.6% in the 2nd quarter of 2014. The current quarter included a tax benefit of $2.0 million related to changes in state tax apportionment rules.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2015 amounted to $8.8 million, compared with $7.4 million in the prior quarter and $7.6 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .30% in the current quarter compared to .26% in the previous quarter.

In the 2nd quarter of 2015, annualized net loan charge-offs on average consumer credit card loans were 3.51%, compared with 3.44% in the previous quarter and 3.38% in the same period last year. Consumer loan net charge-offs in the quarter were .41% of average consumer loans for both the current and prior quarters and .42% in the in the same quarter last year. The provision for loan losses in the current quarter totaled $6.8 million compared to $4.4 million in the prior quarter and $7.6 million in the 2nd quarter of last year. The current quarter provision for loan losses was $2.0 million lower than net loan charge-offs. At June 30, 2015, the allowance was 1.27% of total loans and was 569% of total non-accrual loans.

At June 30, 2015, total non-performing assets amounted to $30.8 million, a decrease of $10.0 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($26.6 million) and foreclosed real estate ($4.2 million). At June 30, 2015, the balance of non-accrual loans, which represented .22% of loans outstanding, included business real estate loans of $5.6 million, business loans of $11.9 million, personal real estate loans of $5.4 million and construction and land loans of $3.6 million. Loans more than 90 days past due and still accruing interest totaled $14.2 million at June 30, 2015.

Other
During the 2nd quarter of 2015, the Company paid a cash dividend of $.225 per common share and paid a cash dividend of $2.3 million on its preferred stock. On May 21, 2015, the Company entered into an accelerated stock repurchase (ASR) program. Under the terms of the ASR agreement, the Company paid $100 million in cash and received 1.8 million shares of its common stock in treasury, representing a substantial majority of shares expected to be delivered in the overall ASR program. The ASR program is expected to be completed within the next six months, at which time any additional shares would be delivered to the Company. The total number of shares that the Company will receive and the total consideration per share paid ultimately will be determined based on the volume-weighted daily average price of its common stock during the repurchase program.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2015

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.